Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2018 FINANCIAL RESULTS

WILMINGTON, Del., Jan. 22, 2019 — Navient (Nasdaq: NAVI) today released its fourth-quarter and full-year 2018 financial results.

FOURTH QUARTER RESULTS

•   GAAP net income of $72 million ($0.28 diluted earnings per share) compared to a net loss of $84 million ($0.32 diluted loss per share) in the year-ago period.

•   Adjusted(1) diluted Core Earnings(2) per share of $0.58 compared to $0.43 in the year-ago period.

•   Core Earnings of $140 million ($0.55 diluted Core Earnings per share) compared to a net loss of $131 million ($0.50 diluted Core Earnings loss per share) in the year-ago period.

FULL YEAR RESULTS

•   GAAP net income of $395 million ($1.49 diluted earnings per share) compared to $292 million ($1.04 diluted earnings per share) in the year-ago period.

•   Adjusted(1) diluted Core Earnings per share of $2.09 compared to $1.79 in the year-ago period.

•   Core Earnings of $519 million ($1.96 diluted earnings per share) compared to $251 million ($0.89 diluted Core Earnings per share) in the year-ago period.

CEO COMMENTARY – “This year’s results reflect successful and disciplined management across our businesses as we’ve continued to deliver private education refinance loan growth, lower loan charge-offs, increased revenue in our business processing segment, new strategies that yielded reduced financing costs, and lower adjusted expenses across the company,” said Jack Remondi, president and CEO. “I’m proud of our performance and momentum. We also celebrate the achievements of more than 565,000 student loan borrowers who successfully paid off their loans in 2018.”

FOURTH QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• FFELP loan delinquency rate at lowest level in over 10 years. • Contingent collections receivables inventory increased $13.3 billion (89 percent) from the year-ago quarter.
CONSUMER LENDING SEGMENT	• Originated $769 million of Private Education Refinance Loans. • Private Education Loan provision declined $22 million from the year-ago quarter.
BUSINESS PROCESSING SEGMENT	• Fee revenue increased 10 percent to $66 million from year-ago quarter. • Contingent collections receivables inventory increased 26 percent to $14.4 billion from the year-ago quarter.
CAPITAL	• Repurchased 10.6 million common shares. • $440 million repurchase authority remains. • Common stock dividend of $0.16 per share. • Tangible net asset ratio(2) of 1.25x.
FUNDING & LIQUIDITY	• Issued $1.3 billion in term ABS. • Retired $1.4 billion of senior unsecured debt resulting in an $18 million Core Earnings gain.
EXPENSES	• Fourth-quarter 2018 adjusted Core Earnings expenses(3) decreased 5 percent to $244 million.

(1)

Adjusted diluted Core Earnings per share excludes: (1) $12 million, $32 million, $42 million and $43 million of restructuring and regulatory-related expenses in fourth-quarter 2018, fourth-quarter 2017, full-year 2018 and full-year 2017, respectively, and (2) the $224 million reduction to our deferred tax asset (“DTA Remeasurement Loss”) recorded in fourth-quarter 2017 due to the “Tax Cuts and Jobs Act” (“TCJA”).

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see page 4.

(3)	Adjusted Core Earnings expenses exclude $12 million and $32 million of restructuring and regulatory-related expenses in fourth-quarter 2018 and fourth-quarter 2017, respectively.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q18	3Q18	4Q17

Net interest income	$165	$163	$187
Provision for loan losses	10	10	12
Other revenue	116	127	116

Total revenue	271	280	291
Expenses	89	94	74

Pre-tax income	182	186	217

Net income	$147	$143	$143

Segment net interest margin	.86%	.82%	.87%
FFELP Loans:
FFELP Loan spread	.92%	.89%	.96%
Provision for loan losses	$10	$10	$12
Charge-offs	$13	$13	$13
Charge-off rate	.09%	.09%	.08%
Greater than 30-days delinquency rate	10.2%	11.4%	12.7%
Greater than 90-days delinquency rate	5.3%	6.6%	6.2%
Forbearance rate	12.3%	12.4%	11.2%

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.9	6.0	6.1
Total federal loans serviced	$292	$294	$296
Contingent collections receivables inventory	$28.3	$27.3	$15.0

DISCUSSION OF RESULTS — 4Q18 vs. 4Q17

•	Core Earnings of $147 million, an increase from $143 million in the year-ago quarter.

•	Net interest income decreased $22 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $2 million.

•

On an adjusted basis, expenses were $5 million lower primarily as a result of ongoing cost-saving initiatives. Adjusted 2018 expenses exclude $13 million due to a new 2018 revenue recognition accounting standard and $7 million of costs in connection with the 2018 First Data transition services agreement.

•	Income tax expense was $25 million lower as a result of the TCJA.

•	The company acquired $256 million of FFELP Loans in the quarter.

•	At December 31, 2018, Navient held $72.3 billion of FFELP Loans, compared with $81.7 billion of FFELP Loans at December 31, 2017.

•	FFELP loan delinquency rate at lowest level in over 10 years.

•	Contingent collections receivables inventory increased $13.3 billion (89 percent) from the year-ago quarter as a result of new placements.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q18	3Q18	4Q17

Net interest income	$189	$202	$208
Provision for loan losses	75	75	97
Other revenue	3	3	3

Total revenue	117	130	114
Expenses	36	38	44

Pre-tax income	81	92	70

Net income	$66	$72	$45

Segment net interest margin	3.18%	3.35%	3.31%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.41%	3.60%	3.57%
Provision for loan losses	$75	$75	$97
Charge-offs(1)	$102	$116	$89
Charge-off rate(1)	1.8%	2.1%	1.5%
Greater than 30-days delinquency rate	5.9%	6.3%	5.8%
Greater than 90-days delinquency rate	2.8%	2.9%	2.6%
Forbearance rate	3.0%	3.9%	3.8%
Private Education Refinance Loans:
Charge-offs	$.1	$.1	$—
Greater than 90-days delinquency rate	—%	—%	—%
Average balance of Private Education Refinance Loans	$2,962	$2,196	$479
Ending balance of Private Education Refinance Loans	$3,212	$2,562	$761
Private Education Refinance Loan originations	$769	$903	$233

(1)

Third-quarter 2018 excludes the $32 million of charge-offs on the receivable for partially charged-off loans that occurred as a result of changing the charge-off rate from 79 percent to 80.5 percent in third-quarter 2018.

DISCUSSION OF RESULTS — 4Q18 vs. 4Q17

•	Originated $769 million of Private Education Refinance Loans in the quarter.

•	Core Earnings of $66 million, an increase from $45 million in the year-ago quarter.

•	Net interest income decreased $19 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $22 million. Private Education Loan performance results include:

○

Charge-offs of $102 million, up $13 million from $89 million in fourth-quarter 2017. This increase was expected with the expiration of the temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018.

○	Private Education Loan delinquencies greater than 90-days: $614 million, up $17 million from $597 million in fourth-quarter 2017.

○	Private Education Loan delinquencies greater than 30-days: $1.3 billion, down $38 million from fourth-quarter 2017.

○	Private Education Loan forbearances: $676 million, down $219 million from $895 million in fourth-quarter 2017.

•	Expenses were $8 million lower primarily as a result of ongoing cost-saving initiatives.

•	Income tax expense was $11 million lower as a result of the TCJA.

•	At December 31, 2018, Navient held $22.2 billion of Private Education Loans (of which $3.2 billion were Refinance Loans), compared with $23.4 billion of Private Education Loans at December 31, 2017.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q18	3Q18	4Q17

Revenue from government services	$41	$40	$38
Revenue from healthcare services	25	24	22

Total fee revenue	66	64	60
Expenses	57	59	55

Pre-tax income	9	5	5

Net income	$7	$4	$4

EBITDA(1)	$10	$8	$6
EBITDA Margin(1)	15%	13%	10%
Contingent collections receivables inventory (in billions)	$14.4	$13.1	$11.4

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 4Q18 vs. 4Q17

•	Core Earnings of $7 million, an increase from $4 million in the year-ago quarter.

•	EBITDA was $10 million, up 67 percent from the year-ago quarter.

•	Contingent collections receivables inventory increased 26 percent to $14.4 billion from the year-ago quarter as a result of new placements.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on pages 13 – 22 for a reconciliation between GAAP net income and Core Earnings.

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the company’s unsecured debt. Management and our equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding. See “Tangible Net Asset Ratio” on page 23 for a reconciliation of the tangible net asset ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 23 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 (filed with the SEC on Feb. 26, 2018). Certain reclassifications have been made to the balances as of and for the three months ended December 31, 2017, to be consistent with classifications adopted for 2018, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, January 23, at 8 a.m. EST. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 50696463 starting at 7:45 a.m. EST.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through February 6 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 50696463.

This news release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset- backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP Basis
Net income (loss)(1)	$72	$114	$(84)	$395	$292
Diluted earnings (loss) per common share(1)	$.28	$.43	$(.32)	$1.49	$1.04
Weighted average shares used to compute diluted earnings per share	256	264	263	264	281
Net interest margin, Federal Education Loan segment	.77%	.68%	.88%	.73%	.81%
Net interest margin, Consumer Lending segment	3.29%	3.40%	3.39%	3.32%	3.38%
Return on assets	.28%	.43%	(.30)%	.37%	.26%
Ending FFELP Loans, net	$72,253	$74,257	$81,703	$72,253	$81,703
Ending Private Education Loans, net	22,245	22,447	23,419	22,245	23,419

Ending total education loans, net	$94,498	$96,704	$105,122	$94,498	$105,122

Average FFELP Loans	$73,425	$75,582	$82,908	$76,971	$84,989
Average Private Education Loans	22,955	23,107	24,073	23,281	23,762

Average total education loans	$96,380	$98,689	$106,981	$100,252	$108,751

Core Earnings Basis(2)
Net income (loss)(1)	$140	$140	$(131)	$519	$251
Diluted earnings (loss) per common share(1)	$.55	$.53	$(.50)	$1.96	$.89
Diluted earnings per common share, excluding restructuring and regulatory expenses and DTA Remeasurement Loss(3)	$.58	$.56	$.43	$2.09	$1.79
Weighted average shares used to compute diluted earnings per share	256	264	263	264	281
Net interest margin, Federal Education Loan segment	.86%	.82%	.87%	.83%	.79%
Net interest margin, Consumer Lending segment	3.18%	3.35%	3.31%	3.24%	3.33%
Return on assets	.55%	.53%	(.46)%	.49%	.22%
Ending FFELP Loans, net	$72,253	$74,257	$81,703	$72,253	$81,703
Ending Private Education Loans, net	22,245	22,447	23,419	22,245	23,419

Ending total education loans, net	$94,498	$96,704	$105,122	$94,498	$105,122

Average FFELP Loans	$73,425	$75,582	$82,908	$76,971	$84,989
Average Private Education Loans	22,955	23,107	24,073	23,281	23,762

Average total education loans	$96,380	$98,689	$106,981	$100,252	$108,751

(1)

Results include a $208 million and $224 million DTA Remeasurement Loss recorded in fourth-quarter 2017 on a GAAP and Core Earnings basis, respectively, in connection with the enactment of the TCJA in December 2017.

(2)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of Core Earnings, see the section titled “Non-GAAP Financial Measures — Core Earnings.”

(3)

Excludes restructuring and regulatory expenses of $12 million, $10 million and $32 million for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively, and $42 million and $43 million for the years ended December 31, 2018 and 2017, respectively. Also excludes the $224 million DTA Remeasurement Loss recorded in December 2017 due to the enactment of the “Tax Cuts and Jobs Act” (“TCJA”).

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				December 31, 2018 vs. September 30, 2018		December 31, 2018 vs. December 31, 2017
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	$	%	$	%
Interest income:
FFELP Loans	$784	$759	$715	$25	3%	$69	10%
Private Education Loans	451	455	429	(4)	(1)	22	5
Other loans	2	1	1	1	100	1	100
Cash and investments	30	26	14	4	15	16	114

Total interest income	1,267	1,241	1,159	26	2	108	9
Total interest expense	960	935	793	25	3	167	21

Net interest income	307	306	366	1	—	(59)	(16)
Less: provisions for loan losses	85	85	109	—	—	(24)	(22)

Net interest income after provisions for loan losses	222	221	257	1	—	(35)	(14)
Other income (loss):
Servicing revenue	64	70	70	(6)	(9)	(6)	(9)
Asset recovery and business processing revenue	117	106	108	11	10	9	8
Other income (loss)	(13)	28	4	(41)	(146)	(17)	(425)
Gains (losses) on debt repurchases	28	(1)	(1)	29	2,900	29	2,900
Gains (losses) on derivative and hedging activities, net	(48)	2	38	(50)	(2,500)	(86)	(226)

Total other income (loss)	148	205	219	(57)	(28)	(71)	(32)
Expenses:
Operating expenses	252	255	260	(3)	(1)	(8)	(3)
Goodwill and acquired intangible asset impairment and amortization expense	8	23	5	(15)	(65)	3	60
Restructuring/other reorganization expenses	4	1	29	3	300	(25)	(86)

Total expenses	264	279	294	(15)	(5)	(30)	(10)

Income before income tax expense	106	147	182	(41)	(28)	(76)	(42)
Income tax expense	34	33	266	1	3	(232)	(87)

Net income (loss)	$72	$114	$(84)	$(42)	(37)%	$156	(186)%

Basic earnings (loss) per common share	$.28	$.44	$(.32)	$(.16)	(36)%	$.60	(188)%

Diluted earnings (loss) per common share	$.28	$.43	$(.32)	$(.15)	(35)%	$.60	(188)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED		Increase
	December 30,		(Decrease)
(In millions, except per share data)	2018	2017	$	%
Interest income:
FFELP Loans	$3,027	$2,693	$334	12%
Private Education Loans	1,778	1,634	144	9
Other loans	6	13	(7)	(54)
Cash and investments	97	43	54	126

Total interest income	4,908	4,383	525	12
Total interest expense	3,668	2,971	697	23

Net interest income	1,240	1,412	(172)	(12)
Less: provisions for loan losses	370	426	(56)	(13)

Net interest income after provisions for loan losses	870	986	(116)	(12)
Other income (loss):
Servicing revenue	274	290	(16)	(6)
Asset recovery and business processing revenue	430	475	(45)	(9)
Other income (loss)	17	9	8	89
Gains on sales of loans and investments	—	3	(3)	(100)
Gains (losses) on debt repurchases	19	(3)	22	(733)
Gains (losses) on derivative and hedging activities, net	(38)	22	(60)	(273)

Total other income (loss)	702	796	(94)	(12)
Expenses:
Operating expenses	984	966	18	2
Goodwill and acquired intangible asset impairment and amortization expense	47	23	24	104
Restructuring/other reorganization expenses	13	29	(16)	(55)

Total expenses	1,044	1,018	26	3

Income before income tax expense	528	764	(236)	(31)
Income tax expense	133	472	(339)	(72)

Net income	$395	$292	$103	35%

Basic earnings per common share	$1.52	$1.06	$.46	43%

Diluted earnings per common share	$1.49	$1.04	$.45	43%

Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	December 31, 2018	September 30, 2018	December 31, 2017
Assets
FFELP Loans (net of allowance for losses of $76, $79 and $60, respectively)	$72,253	$74,257	$81,703
Private Education Loans (net of allowance for losses of $1,201, $1,226 and $1,297, respectively)	22,245	22,447	23,419
Investments	226	296	388
Cash and cash equivalents	1,286	2,143	1,518
Restricted cash and cash equivalents	3,976	3,105	3,128
Goodwill and acquired intangible assets, net	786	792	810
Other assets	3,404	3,453	4,025

Total assets	$104,176	$106,493	$114,991

Liabilities
Short-term borrowings	$5,422	$5,007	$4,771
Long-term borrowings	93,519	96,089	105,012
Other liabilities	1,688	1,642	1,723

Total liabilities	100,629	102,738	111,506

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 445 million, 445 million and 440 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,145	3,142	3,077
Accumulated other comprehensive income, net of tax expense	113	227	61
Retained earnings	3,218	3,186	3,004

Total Navient Corporation stockholders’ equity before treasury stock	6,480	6,559	6,146
Less: Common stock held in treasury: 198 million, 187 million and 177 million shares, respectively	(2,961)	(2,835)	(2,692)

Total Navient Corporation stockholders’ equity	3,519	3,724	3,454
Noncontrolling interest	28	31	31

Total equity	3,547	3,755	3,485

Total liabilities and equity	$104,176	$106,493	$114,991

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended December 31, 2018 Compared with Three Months Ended December 31, 2017

Net income was $72 million, or $0.28 diluted earnings per common share, compared with net loss of $84 million, or $0.32 diluted loss per common share, for the year-ago period.

The primary contributors to the increase in net income are as follows:

•	Net interest income decreased by $59 million, primarily as a result of the natural paydown of the education loan portfolio.

•

Provisions for loan losses decreased $24 million primarily due to a $22 million decrease in the Private Education Loan provision for loan losses. As a result of the expiration of the temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018, charge-offs increased by $13 million, loan delinquencies greater than 90-days increased by $17 million and forbearances decreased by $219 million compared with the year-ago quarter, all as expected. These items had no impact on the provision for loan losses in the fourth quarter of 2018 as these items had been previously reserved for through the allowance for loan losses. Outstanding Private Education Loans decreased $1.2 billion from the year-ago quarter. These factors along with the continued improvement in the portfolio’s performance resulted in the $22 million decrease in the Private Education Loan provision.

•

Other income decreased $17 million primarily due to an increase in foreign currency translation losses. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Net gains on debt repurchases increased by $29 million. We repurchased $1.4 billion of debt in fourth-quarter 2018 compared to $51 million repurchased in the year-ago quarter. Debt repurchase activity fluctuates based on market fundamentals and our liability management strategy. As a result, gains or losses on our debt repurchase activity may vary in the future periods.

•

Net gains on derivative and hedging activities decreased $86 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding regulatory-related costs of $8 million and $3 million, respectively., operating expenses were $244 million and $257 million in fourth-quarter 2018 and 2017, respectively. On an adjusted basis, expenses were $33 million lower primarily as a result of ongoing cost-saving initiatives across the Company. To make this quarter’s expense comparable to the year-ago quarter, adjusted 2018 expenses exclude $13 million in connection with the adoption of a new revenue recognition accounting standard on January 1, 2018 (see below for further discussion) and $7 million of costs in connection with the 2018 First Data transition services agreement.

•

During the fourth quarters of 2018 and 2017, the Company incurred $4 million and $29 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

•

The effective income tax rate decreased from 146 percent in the fourth quarter of 2017 to 33 percent in the fourth quarter of 2018 primarily due to the “Tax Cuts and Jobs Act” (“TCJA”) enacted in the year-ago quarter. The TCJA resulted in the corporate federal statutory tax rate decreasing from 35 percent to 21 percent between the periods which also caused a $208 million reduction to our deferred tax asset which is reflected as incremental tax expense in fourth-quarter 2017.

We repurchased 10.6 million shares of our common stock in the quarter. There were no repurchases in the year-ago quarter. As a result of repurchases, our average outstanding diluted shares decreased by 7 million common shares (or 3 percent) from the year-ago period.

As of January 1, 2018, we adopted Accounting Standard Codification (“ASC”) 606, “Revenue from Contracts with Customers.” We determined there was no material change in the timing of our recognition of our asset recovery and business processing revenue or expenses and we did not record a cumulative adjustment as of January 1, 2018, as a result of the adoption of ASC 606.

The new guidance does not apply to financial instruments and transfers and servicing that are accounted for under other U.S. GAAP. Accordingly, the new revenue recognition guidance does not have an impact on our recognition of revenue and costs associated with our loan portfolios, investments, derivatives and servicing contracts. However, we considered the ASC 606 principal versus agent guidance with respect to certain asset recovery guarantor servicing contracts pursuant to which we serve in a portfolio management role and use third-party collection agencies. We determined that we are required under the new accounting standard to reflect payments to third-party collection agencies as revenue and operating expense. Under the prior accounting standards, we netted payments to third-party collection agencies against revenue. We adopted the new accounting standard using the “cumulative effect transition adjustment” which results in prospectively making this change in 2018. This change in accounting policy resulted in both asset recovery revenue and operating expense in the Federal Education Loan segment being $13 million higher in fourth-quarter 2018 with no impact on net income.

Year Ended December 31, 2018 Compared with Year Ended December 31, 2017

Net income was $395 million, or $1.49 diluted earnings per common share, compared with net income of $292 million, or $1.04 diluted earnings per common share, for the year-ago period.

The primary contributors to the increase in net income are as follows:

•	Net interest income decreased by $172 million, primarily as a result of the natural paydown of the education loan portfolio.

•	Provisions for loan losses decreased $56 million as a result of:

○

The provision for Private Education Loan losses declined $83 million from 2017. As a result of the expiration of the temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018, loan delinquencies greater than 90-days increased by $17 million and forbearances decreased by $219 million compared with the year-ago period, all as expected. Charge-offs decreased by $72 million, excluding the $32 million related to a change in the portion of the loan amount charged off at default (see pages 25 – 26 for further discussion). Outstanding Private Education Loans decreased $1.2 billion from the year-ago period. These factors along with the continued improvement in the portfolio’s performance resulted in the $83 million decrease in provision.

○

The provision for FFELP Loan losses was $70 million, up $26 million from 2017 due to a higher temporary charge-off estimate over the second-half of 2018 and first-half of 2019 as a result of an elevated use of disaster forbearance at the end of 2017 and other factors.

•

Asset recovery and business processing revenue decreased $45 million primarily due to the third-quarter 2017 recognition of $47 million of previously deferred asset recovery revenue, net of a reserve, related to a terminated contract.

•

Net gains on debt repurchases increased by $22 million. We repurchased $2.8 billion of debt in 2018 compared to $513 million repurchased in 2017. Debt repurchase activity fluctuates based on market fundamentals and our liability management strategy. As a result, gains or losses on our debt repurchase activity may vary in the future periods.

•

Net gains on derivative and hedging activities decreased $60 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding regulatory-related costs of $29 million and $14 million, respectively, operating expenses were $955 million and $952 million in 2018 and 2017, respectively. On an adjusted basis, expenses were $103 million lower primarily as a result of ongoing cost-saving initiatives across the Company. To make the current year’s expense comparable to the year-ago period, adjusted expenses exclude $70 million of operating cost increase from 2017 to 2018 related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017), a $9 million one-time fee paid in 2018 to convert $3 billion of Private Education Loans from a third-party servicer to Navient’s servicing platform, $51 million in connection with the adoption of a new revenue recognition accounting standard on January 1, 2018 (see below for further discussion), $16 million of costs in connection with the 2018 First Data transition services agreement and the release of a $40 million contingency reserve in 2018.

•

During 2018 and 2017, the Company incurred $13 million and $29 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

•

Acquired intangible asset impairment and amortization expense increased $24 million primarily as a result of the termination of a Toll Services Contract in the third-quarter 2018 in our government services reporting unit, which resulted in $16 million of impairment on the related intangible asset.

•

The effective income tax rate decreased from 62 percent for 2017 to 25 percent for 2018 primarily due to the TCJA. The TCJA resulted in the corporate federal statutory tax rate decreasing from 35 percent to 21 percent between the periods which also caused a $208 million reduction to our deferred tax asset which is reflected as incremental tax expense in fourth-quarter 2017.

We repurchased 17.4 million and 29.6 million shares of our common stock during 2018 and 2017, respectively. As a result, our average outstanding diluted shares decreased by 17 million common shares (or 6 percent) from the year-ago period.

In connection with the adoption of ASC 606, both asset recovery revenue and operating expense in the Federal Education Loan segment were $46 million higher in 2018 with no impact on net income. See discussion of ASC 606 on pages 11-12 for further detail.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Tangible Net Asset Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP which we refer to as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance. The following tables show Core Earnings for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$799	$451	$—	$—	$1,250	$3	$(18)	$(15)	$1,235
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	14	3	—	13	30	—	—	—	30

Total interest income	814	455	—	13	1,282	3	(18)	(15)	1,267
Total interest expense	649	266	—	55	970	(5)	(5)	(10)	960

Net interest income (loss)	165	189	—	(42)	312	8	(13)	(5)	307
Less: provisions for loan losses	10	75	—	—	85	—	—	—	85

Net interest income (loss) after provisions for loan losses	155	114	—	(42)	227	8	(13)	(5)	222
Other income (loss):
Servicing revenue	61	3	—	—	64	—	—	—	64
Asset recovery and business processing revenue	51	—	66	—	117	—	—	—	117
Other income (loss)	4	—	—	(1)	3	(21)	(43)	(64)	(61)
Gains on debt repurchases	—	—	—	18	18	13	(3)	10	28

Total other income (loss)	116	3	66	17	202	(8)	(46)	(54)	148
Expenses:
Direct operating expenses	89	36	57	—	182	—	—	—	182
Overhead expenses	—	—	—	70	70	—	—	—	70

Operating expenses	89	36	57	70	252	—	—	—	252
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	8	8	8
Restructuring/other reorganization expenses	—	—	—	4	4	—	—	—	4

Total expenses	89	36	57	74	256	—	8	8	264

Income (loss) before income tax expense (benefit)	182	81	9	(99)	173	—	(67)	(67)	106
Income tax expense (benefit)(2)	35	15	2	(19)	33	—	1	1	34

Net income (loss)	$147	$66	$7	$(80)	$140	$—	$(68)	$(68)	$72

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(5)	$—	$(5)
Total other income (loss)	(54)	—	(54)
Goodwill and acquired intangible asset impairment and amortization	—	8	8

Total Core Earnings adjustments to GAAP	$(59)	$(8)	(67)

Income tax expense (benefit)			1

Net income (loss)			$(68)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$774	$455	$—	$—	$1,229	$3	$(18)	$(15)	$1,214
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	12	4	—	10	26	—	—	—	26

Total interest income	787	459	—	10	1,256	3	(18)	(15)	1,241
Total interest expense	624	257	—	48	929	9	(3)	6	935

Net interest income (loss)	163	202	—	(38)	327	(6)	(15)	(21)	306
Less: provisions for loan losses	10	75	—	—	85	—	—	—	85

Net interest income (loss) after provisions for loan losses	153	127	—	(38)	242	(6)	(15)	(21)	221
Other income (loss):
Servicing revenue	67	3	—	—	70	—	—	—	70
Asset recovery and business processing revenue	42	—	64	—	106	—	—	—	106
Other income (loss)	18	—	—	3	21	6	3	9	30
Losses on debt repurchases	—	—	—	(1)	(1)	—	—	—	(1)

Total other income (loss)	127	3	64	2	196	6	3	9	205
Expenses:
Direct operating expenses	94	38	59	—	191	—	—	—	191
Overhead expenses	—	—	—	64	64	—	—	—	64

Operating expenses	94	38	59	64	255	—	—	—	255
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	94	38	59	65	256	—	23	23	279

Income (loss) before income tax expense (benefit)	186	92	5	(101)	182	—	(35)	(35)	147
Income tax expense (benefit)(2)	43	20	1	(22)	42	—	(9)	(9)	33

Net income (loss)	$143	$72	$4	$(79)	$140	$—	$(26)	$(26)	$114

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(21)	$—	$(21)
Total other income (loss)	9	—	9
Goodwill and acquired intangible asset impairment and amortization	—	23	23

Total Core Earnings adjustments to GAAP	$(12)	$(23)	(35)

Income tax expense (benefit)			(9)

Net income (loss)			$(26)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$713	$430	$—	$—	$1,143	$15	$(14)	$1	$1,144
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	9	2	—	3	14	—	—	—	14

Total interest income	723	432	—	3	1,158	15	(14)	1	1,159
Total interest expense	536	224	—	41	801	(5)	(3)	(8)	793

Net interest income (loss)	187	208	—	(38)	357	20	(11)	9	366
Less: provisions for loan losses	12	97	—	—	109	—	—	—	109

Net interest income (loss) after provisions for loan losses	175	111	—	(38)	248	20	(11)	9	257
Other income (loss):
Servicing revenue	67	3	—	—	70	—	—	—	70
Asset recovery and business processing revenue	48	—	60	—	108	—	—	—	108
Other income (loss)	1	—	—	3	4	(20)	58	38	42
Losses on debt repurchases	—	—	—	(1)	(1)	—	—	—	(1)

Total other income (loss)	116	3	60	2	181	(20)	58	38	219
Expenses:
Direct operating expenses	74	44	55	—	173	—	—	—	173
Overhead expenses	—	—	—	87	87	—	—	—	87

Operating expenses	74	44	55	87	260	—	—	—	260
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	29	29	—	—	—	29

Total expenses	74	44	55	116	289	—	5	5	294

Income (loss) before income tax expense (benefit)	217	70	5	(152)	140	—	42	42	182
Income tax expense (benefit)(2)	74	25	1	171	271	—	(5)	(5)	266

Net income (loss)	$143	$45	$4	$(323)	$(131)	$—	$47	$47	$(84)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$9	$—	$9
Total other income (loss)	38	—	38
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$47	$(5)	42

Income tax expense (benefit)			(5)

Net income (loss)			$47

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment with the impact of the DTA Remeasurement Loss included in the Other segment.

	YEAR ENDED DECEMBER 31, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$3,080	$1,778	$—	$—	$4,858	$17	$(70)	$(53)	$4,805
Other loans	4	2	—	—	6	—	—	—	6
Cash and investments	46	13	—	38	97	—	—	—	97

Total interest income	3,130	1,793	—	38	4,961	17	(70)	(53)	4,908
Total interest expense	2,467	1,013	—	192	3,672	8	(12)	(4)	3,668

Net interest income (loss)	663	780	—	(154)	1,289	9	(58)	(49)	1,240
Less: provisions for loan losses	70	300	—	—	370	—	—	—	370

Net interest income (loss) after provisions for loan losses	593	480	—	(154)	919	9	(58)	(49)	870
Other income (loss):
Servicing revenue	262	12	—	—	274	—	—	—	274
Asset recovery and business processing revenue	163	—	267	—	430	—	—	—	430
Other income (loss)	24	—	—	6	30	(22)	(29)	(51)	(21)
Gains on debt repurchases	—	—	—	9	9	13	(3)	10	19

Total other income (loss)	449	12	267	15	743	(9)	(32)	(41)	702
Expenses:
Direct operating expenses	298	169	229	—	696	—	—	—	696
Overhead expenses	—	—	—	288	288	—	—	—	288

Operating expenses	298	169	229	288	984	—	—	—	984
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	47	47	47
Restructuring/other reorganization expenses	—	—	—	13	13	—	—	—	13

Total expenses	298	169	229	301	997	—	47	47	1,044

Income (loss) before income tax expense (benefit)	744	323	38	(440)	665	—	(137)	(137)	528
Income tax expense (benefit)(2)	164	71	8	(97)	146	—	(13)	(13)	133

Net income (loss)	$580	$252	$30	$(343)	$519	$—	$(124)	$(124)	$395

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(49)	$—	$(49)
Total other income (loss)	(41)	—	(41)
Goodwill and acquired intangible asset impairment and amortization	—	47	47

Total Core Earnings adjustments to GAAP	$(90)	$(47)	(137)

Income tax expense (benefit)			(13)

Net income (loss)			$(124)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,679	$1,634	$—	$—	$4,313	$69	$(55)	$14	$4,327
Other loans	13	—	—	—	13	—	—	—	13
Cash and investments	29	5	—	9	43	—	—	—	43

Total interest income	2,721	1,639	—	9	4,369	69	(55)	14	4,383
Total interest expense	2,022	825	—	143	2,990	(8)	(11)	(19)	2,971

Net interest income (loss)	699	814	—	(134)	1,379	77	(44)	33	1,412
Less: provisions for loan losses	44	382	—	—	426	—	—	—	426

Net interest income (loss) after provisions for loan losses	655	432	—	(134)	953	77	(44)	33	986
Other income (loss):
Servicing revenue	280	10	—	—	290	—	—	—	290
Asset recovery and business processing revenue	263	—	212	—	475	—	—	—	475
Other income (loss)	3	—	—	16	19	(77)	89	12	31
Gains on sales of loans and investments	3	—	—	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(3)	(3)	—	—	—	(3)

Total other income (loss)	549	10	212	13	784	(77)	89	12	796
Expenses:
Direct operating expenses	316	156	187	—	659	—	—	—	659
Overhead expenses	—	—	—	307	307	—	—	—	307

Operating expenses	316	156	187	307	966	—	—	—	966
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	29	29	—	—	—	29

Total expenses	316	156	187	336	995	—	23	23	1,018

Income (loss) before income tax expense (benefit)	888	286	25	(457)	742	—	22	22	764
Income tax expense (benefit)(2)	321	103	9	58	491	—	(19)	(19)	472

Net income (loss)	$567	$183	$16	$(515)	$251	$—	$41	$41	$292

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$33	$—	$33
Total other income (loss)	12	—	12
Goodwill and acquired intangible asset impairment and amortization	—	23	23

Total Core Earnings adjustments to GAAP	$45	$(23)	$22

Income tax expense (benefit)			(19)

Net income (loss)			$41

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment with the impact of the DTA Remeasurement Loss included in the Other segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Core Earnings net income	$140	$140	$(131)	$519	$251
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(59)	(12)	47	(90)	45
Net impact of goodwill and acquired intangible assets	(8)	(23)	(5)	(47)	(23)
Net tax effect	(1)	9	5	13	19

Total Core Earnings adjustments to GAAP	(68)	(26)	47	(124)	41

GAAP net income	$72	$114	$(84)	$395	$292

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEAR ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(48)	$2	$38	$(38)	$22
Plus: Settlements on derivative and hedging activities, net(1)	21	(6)	20	22	77

Mark-to market gains (losses) on derivative and hedging activities, net(2)	(27)	(4)	58	(16)	99
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(18)	(18)	(14)	(70)	(55)
Other derivative accounting adjustments(3)	(14)	10	3	(4)	1

Total net impact of derivative accounting	$(59)	$(12)	$47	$(90)	$45

(1)	See “Reclassification of Settlements on Derivative and Hedging Activities” below for a detailed breakdown of these components.

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Floor Income Contracts	$(22)	$9	$53	$32	$150
Basis swaps	14	(17)	3	28	(6)
Foreign currency hedges	(11)	3	(5)	(82)	(25)
Other	(8)	1	7	6	(20)

Total mark-to-market gains (losses) on derivative and hedging activities, net	$(27)	$(4)	$58	$(16)	$99

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Reclassification of Settlements on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(3)	$(3)	$(15)	$(17)	$(69)
Net settlement (expense)/income on interest rate swaps reclassified to net interest income	(5)	9	(5)	8	(8)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	(13)	—	—	(13)	—

Total reclassifications of settlements on derivative and hedging activities	$(21)	$6	$(20)	$(22)	$(77)

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2018, derivative accounting decreased GAAP equity by approximately $34 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Beginning impact of derivative accounting on GAAP equity	$125	$108	$(83)	$5	$(90)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(159)	17	88	(39)	95

Ending impact of derivative accounting on GAAP equity	$(34)	$125	$5	$(34)	$5

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(59)	$(12)	$47	$(90)	$45
Tax and other impacts of derivative accounting adjustments	15	5	(5)	12	(5)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(115)	24	46	39	55

Net impact of net mark-to-market gains (losses) under derivative accounting	$(159)	$17	$88	$(39)	$95

(a)	See “Core Earnings derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods and are presented net of tax. As of December 31, 2018, the remaining amortization term of the net floor premiums was approximately 5 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of December 31, 2018, the remaining hedged period is approximately 6 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017
Unamortized net Floor premiums (net of tax)	$(124)	$(137)	$(168)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(615)	(628)	(703)

Total hedged Floor Income, net of tax(1)(2)	$(739)	$(765)	$(871)

(1)	$(959) million, $(994) million and $(1.1) billion on a pre-tax basis as of December 30, 2018, September 30, 2018, and December 31, 2017, respectively.

(2)	Of the $739 million as of December 31, 2018, approximately $218 million, $190 million and $163 million will be recognized as part of Core Earnings net income in 2019, 2020 and 2021, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Core Earnings goodwill and acquired intangible asset adjustments	$(8)	$(23)	$(5)	$(47)	$(23)

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the Company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding. The tangible net asset ratio is calculated as:

(Dollars in billions)	December 31, 2018	September 30, 2018	December 31, 2017
GAAP assets	$104.2	$106.5	$115.0
Less:
Goodwill and acquired intangible assets	.8	.8	.8
Secured debt	87.8	88.7	95.8
Other liabilities, adjustments for the impact of derivative accounting under GAAP and unamortized net floor premiums	1.1	1.0	1.5

Tangible net assets	$14.5	$16.0	$16.9

Divided by:
Unsecured debt (par)	$11.6	$13.0	$14.0

Tangible net asset ratio	1.25x	1.23x	1.20x

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Pre-tax income	$9	$5	$5	$38	$25
Plus:
Depreciation and amortization expense(1)	1	3	1	6	3

EBITDA	$10	$8	$6	$44	$28

Divided by:
Total revenue	$66	$64	$60	$267	$212

EBITDA margin	15%	13%	10%	17%	13%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance — GAAP and Core Earnings Basis

	December 31, 2018		September 30, 2018		December 31, 2017
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$818		$892		$1,061
Loans in forbearance(2)	676		892		895
Loans in repayment and percentage of each status:
Loans current	20,741	94.1%	20,605	93.7%	21,590	94.2%
Loans delinquent 31-60 days(3)	415	1.9	467	2.1	471	2.0
Loans delinquent 61-90 days(3)	267	1.2	289	1.3	266	1.2
Loans delinquent greater than 90 days(3)	614	2.8	636	2.9	597	2.6

Total Private Education Loans in repayment	22,037	100%	21,997	100%	22,924	100%

Total Private Education Loans, gross	23,531		23,781		24,880
Private Education Loan unamortized discount	(759)		(796)		(924)

Total Private Education Loans	22,772		22,985		23,956
Private Education Loan receivable for partially charged-off loans	674		688		760
Private Education Loan allowance for losses	(1,201)		(1,226)		(1,297)

Private Education Loans, net	$22,245		$22,447		$23,419

Percentage of Private Education Loans in repayment		93.7%		92.5%		92.1%

Delinquencies as a percentage of Private Education Loans in repayment		5.9%		6.3%		5.8%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.0%		3.9%		3.8%

Loans in repayment with more than 12 payments made		84%		87%		92%

Cosigner rate		56%		58%		63%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Loan Losses

Our allowance for Private Education Loan losses does not include Purchased Credit Impaired (“PCI”) loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of December 31, 2018, as the remaining purchased discount associated with the Private Education Loans of $326 million as of December 31, 2018 remains greater than the incurred losses. However, in accordance with our policy, there was $4 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in fourth-quarter 2018.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Allowance at beginning of period	$1,226	$1,297	$1,287	$1,297	$1,351
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	4	2	9	16	9
Remaining loans	71	73	88	283	373

Total provision	75	75	97	299	382
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(32)	—	(32)	—
Net charge-offs remaining(2)	(102)	(116)	(89)	(371)	(443)

Total charge-offs(2)	(102)	(148)	(89)	(403)	(443)
Reclassification of interest reserve(3)	2	2	2	8	7

Allowance at end of period	$1,201	$1,226	$1,297	$1,201	$1,297

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.8%	2.1%	1.5%	1.7%	2.0%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.6%	—%	.1%	—%
Allowance coverage of charge-offs (annualized)	3.0	2.1	3.7	3.0	2.9
Allowance as a percentage of the ending total loan balance	5.0%	5.0%	5.1%	5.0%	5.1%
Allowance as a percentage of ending loans in repayment	5.5%	5.6%	5.7%	5.5%	5.7%
Ending total loans(4)	$24,205	$24,469	$25,640	$24,205	$25,640
Average loans in repayment	$22,147	$22,158	$22,823	$22,312	$22,342
Ending loans in repayment	$22,037	$21,997	$22,924	$22,037	$22,924

(1)

In third-quarter 2018, the portion of the loan amount charged off at default on our Private Education Loans increased from 79 percent to 80.5 percent. This did not impact the provision for loan losses in the third quarter of 2018 as previously this had been reserved through the allowance for loan losses. This change resulted in a $32 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of December 31, 2018, we considered several factors with respect to our Private Education Loan portfolio. As a result of the expiration of the temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018, charge-offs increased by $13 million, loan delinquencies greater than 90-days increased by $17 million and forbearances decreased by $219 million compared with the year-ago quarter, all as expected. These items had no impact on the provision for loan losses in the fourth quarter of 2018 as these items had been previously reserved for through the allowance for loan losses. Outstanding Private Education Loans decreased $1.2 billion from the year-ago quarter. These factors along with the continued improvement in the portfolio’s performance resulted in the $22 million decrease in provision.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and Core Earnings-basis are the same).

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Receivable at beginning of period	$688	$724	$771	$760	$815
Expected future recoveries of current period defaults(1)	22	29	22	89	110
Recoveries(2)	(32)	(33)	(33)	(139)	(155)
Charge-offs(3)	(4)	(32)	—	(36)	(10)

Receivable at end of period	$674	$688	$760	$674	$760

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In addition, in third-quarter 2018, the portion of the loan amount charged off at default increased from 79 percent to 80.5 percent. This change resulted in a $32 million reduction to the balance of the receivable for partially charged-off loans. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.8 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Refinance Loans. We also have purchased and may purchase, in future periods, Private Education Refinance Loan, other Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases will be part of our ongoing liquidity needs. We repurchased 10.6 million shares of common stock for $125 million in the fourth quarter of 2018.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,286	$2,145	$1,520
Unencumbered FFELP Loans	332	325	690

Total GAAP and Core Earnings basis	$1,618	$2,470	$2,210

Average Balances

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,933	$1,533	$1,349	$1,672	$1,234
Unencumbered FFELP Loans	647	658	879	705	960

Total GAAP and Core Earnings basis	$2,580	$2,191	$2,228	$2,377	$2,194

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2018, September 30, 2018 and December 31, 2017, the maximum additional capacity under these facilities was $752 million, $2.6 billion and $2.4 billion, respectively. For the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, the average maximum additional capacity under these facilities was $2.1 billion, $1.9 billion and $3.0 billion, respectively. For the years ended December 31, 2018 and 2017, the average maximum additional capacity under these facilities was $2.0 billion and $2.8 billion, respectively. As of December 31, 2018, the maturity dates of the FFELP Loan-other facilities ranged from November 2019 to April 2020.

Liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. Maximum borrowing capacity under the Private Education Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of December 31, 2018, September 30, 2018 and December 31, 2017, the maximum additional capacity under these facilities was $635 million, $108 million and $925 million, respectively. For the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, the average maximum additional capacity under these facilities was $642 million, $608 million and $781 million, respectively. For the years ended December 31, 2018 and 2017, the average maximum additional capacity under these facilities was $714 million and $373 million, respectively. As of December 31, 2018, the maturity dates of the Private Education Loan facilities ranged from June 2019 to June 2020.

At December 31, 2018, we had a total of $5.7 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.9 billion of our unencumbered tangible assets of which $2.6 billion and $332 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2018, we had $9.4 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $3.2 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2017.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	December 31, 2018	September 30, 2018	December 31, 2017
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.6	$4.6	$4.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	4.8	5.1	5.9
Tangible unencumbered assets(1)	5.7	6.6	6.6
Senior unsecured debt	(11.5)	(12.9)	(13.9)
Mark-to-market on unsecured hedged debt(2)	(.1)	.1	(.3)
Other liabilities, net	(.7)	(.5)	(.3)

Total tangible equity — GAAP Basis(1)	$2.8	$3.0	$2.7

(1)	At December 31, 2018, September 30, 2018 and December 31, 2017, excludes goodwill and acquired intangible assets, net, of $786 million, $792 million and $810 million, respectively.

(2)

At December 31, 2018, September 30, 2018 and December 31, 2017, there were $51 million, $(133) million and $189 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).